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                                                                     EXHIBIT 3.2

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                               OF EMACHINES, INC.
                             a Delaware corporation
                (Originally incorporated on September 18, 1998)

     The undersigned, Stephen A. Dukker, does hereby certify that:

     1. He is the duly elected and acting President and Chief Executive Officer of eMachines, Inc., a Delaware corporation (the "Corporation").

     2. The Certificate of Incorporation of the Corporation, originally filed September 18,1998 under the name eMachines, Inc., amended on August 13, 1999 changing its name to eMachines, Inc. and further amended on August 17, 1999, and January 14, 2000, with the Secretary of State of the State of Delaware, is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE I

     The name of this Corporation is eMachines, Inc.

                                  ARTICLE II

     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Trust Corporation.

                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

     A.  Classes of Stock.  This Corporation is authorized to issue two classes
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of stock, to be designated, respectively, "Common Stock" and "Preferred Stock."
The total number of shares which the corporation is authorized to issue is three hundred eighty-five million (385,000,000) shares. Three hundred fifty million (350,000,000) shares shall be Common Stock, par value $0.0000125 per share, and thirty-five million (35,000,000) shares shall be Preferred Stock, par value $0.01 per share.

     B.  Rights, Preferences, Privileges and Restrictions of Preferred Stock.
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The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
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     1.  The number of shares constituting that series and the distinctive designation of that series;

     2. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     3. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     4. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

     5. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     6. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     7. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

     8.  Any other relative rights, preferences and limitations of that series.

C.   Common Stock.
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     1.  Dividend Rights.  Subject to the prior rights of holders of all
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classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

     2.  Liquidation Rights.  Upon the liquidation, dissolution or winding up of
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the Corporation, holders of Common Stock are entitled to share ratably with holders of any participating Preferred Stock in all assets of the Corporation remaining after payment of all liabilities and the liquidation preferences of any outstanding Preferred Stock.

     3.  Redemption.  The Common Stock is not redeemable. Repurchases of Common
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Stock are not redemptions thereof unless so described in the applicable governing instrument.

     4.  Voting Rights.  The holder of each share of Common Stock shall have the
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right to one (1) vote, shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as is otherwise provided herein or as may be provided by law.

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                                   ARTICLE V

     Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                                  ARTICLE VI

     The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws or amendment thereof duly adopted by the Board of Directors or by the stockholders. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation, any director or the entire Board of Directors may be removed only for cause.

                                  ARTICLE VII

     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                 ARTICLE VIII

     No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

                                  ARTICLE IX

     A special meeting of the stockholders may be called, at any time for any purpose or purposes for which such a meeting may lawfully be called, only by (i) the Chairman of the Board of Directors, (ii) a majority of the Board of Directors or (iii) the President of the Corporation. Stockholders of the Corporation may not call a special meeting of stockholders.

                                   ARTICLE X

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                  ARTICLE XI

     To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is hereafter amended to authorize, with or without the approval of a corporation's stockholders, further reductions in the liability of the corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware as so amended.

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     Any repeal or modification of the foregoing provisions of this Article XI, by amendment of this Article XI or by operation of law, shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

                                  ARTICLE XII

     To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

     Any repeal or modification of any of the foregoing provisions of this
Article XII, by amendment of this Article XII or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

                                 ARTICLE XIII

     The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE XIV

     The Corporation shall have perpetual existence.

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     The foregoing Certificate of Incorporation has been duly adopted by the
Corporation's directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has executed this certificate on __________, 2000.

                                    EMACHINES, INC.

                                    By:
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                                       Stephen A. Dukker
                                       President and Chief Executive Officer

Attest:
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       Steven Miller, Secretary

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